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                                                                    Exhibit 10.8

                     PLATINUM UNDERWRITERS REINSURANCE, INC.
                           RUN-OFF SERVICES AGREEMENT

          This Agreement, dated as of [      ], 2002 is entered into by and
between Platinum Underwriters Reinsurance, Inc., a Maryland insurance company ("PLATINUM"), and St. Paul Fire and Marine Insurance Company, a Minnesota insurance company ("FIRE AND MARINE") and Mountain Ridge Insurance Company, a Vermont insurance company ("Mountain Ridge", and together with Fire and Marine, the "St. Paul Parties").

                                    RECITALS:

          WHEREAS, The St. Paul Companies, Inc., a Minnesota corporation and the ultimate parent of the St. Paul Parties ("ST. PAUL"), and Platinum Underwriters Holdings, Ltd., a Bermuda company and the ultimate parent of Platinum ("PARENT"), have entered into a Formation and Separation Agreement, dated as of
[      ], 2002 (the "FORMATION AND SEPARATION AGREEMENT"), pursuant to which
St. Paul and Parent have set forth terms governing St. Paul's sponsorship of the organization of Parent and its subsidiaries, actions to be taken in respect of Parent's initial public offering of its common shares (the "PUBLIC OFFERING"), and the ongoing relationships between St. Paul and its subsidiaries and Parent and its subsidiaries following the effective date of the Public Offering (the "CLOSING DATE");

          WHEREAS, the St. Paul Parties have issued certain reinsurance contracts, which contracts will not be renewed following the Closing Date (the "RUN-OFF CONTRACTS") and have issued and may issue or renew certain reinsurance contracts (the "REINSURANCE CONTRACTS") which will be one hundred percent (100%) reinsured by Platinum pursuant to the Quota Share Retrocession Agreements (as defined in the Formation and Separation Agreement);

          WHEREAS, pursuant to Section 3.01(c) of the Formation and Separation Agreement, St. Paul and Parent have agreed that Parent's Post-closing Subsidiaries shall, at the request of St. Paul and its Post-closing Subsidiaries, provide to St. Paul and its Post-closing Subsidiaries, following the Closing Date, certain services reasonably necessary to administer the Run-off Contracts and the Reinsurance Contracts.

          NOW, THEREFORE, in furtherance of the transactions contemplated by the Formation and Separation Agreement and in consideration of the premises and the mutual covenants and agreements contained therein and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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1.   RUN-OFF SERVICES TO BE PROVIDED.

     (a) DESCRIPTION OF RUN-OFF SERVICES. Platinum shall provide from time to time after the Closing Date, at the reasonable request of the St. Paul Parties, the services of senior personnel with appropriate expertise and experience that are reasonably acceptable to the St. Paul Parties as may be reasonably necessary to oversee the administration of the Run-off Contracts and the Reinsurance Contracts by the St. Paul Parties, including such services as specified in Exhibit A hereto (the "RUN-OFF SERVICES").

     (b) STANDARD FOR RUN-OFF SERVICES. Platinum shall provide each of the Run-off Services in such manner as the St. Paul Parties may reasonably request from time to time for purposes of this Agreement; PROVIDED that Platinum shall not be required to provide, or cause to be provided, the Run-off Services at a standard materially higher than the standard generally provided by Platinum in respect of other business of Platinum. Platinum shall maintain all licenses and authorizations required for it to provide the Run- off Services pursuant to this Agreement.

     (c) PERIOD OF RUN-OFF SERVICES. (i) Platinum hereby agrees to provide Run-off Services for up to a period of two years following the date hereof; PROVIDED that Platinum shall in good faith consider requests by the St. Paul Parties to reasonably extend the time period for Run-off Services in light of the circumstances at the time of such request. Platinum and the St. Paul Parties shall agree upon the terms that will govern the provision of Run-off Services to be so provided at the time the St. Paul Parties makes such request; and

          (ii) Platinum or the St. Paul Parties may terminate this Agreement for cause.

     (d) PRICE OF RUN-OFF SERVICES. With respect to the provision of Run-off Services, each of the St. Paul Parties, severally but not jointly, shall pay to Platinum or the Platinum Subsidiary designated by Platinum the "actual cost" to Platinum or its Subsidiary (which shall consist of Platinum's or such Subsidiary's direct and reasonable indirect costs), as the case may be, as certified in good faith by Platinum. For greater certainty, the parties agree that "actual cost" will include any incremental and out-of- pocket costs incurred by Platinum in connection with the Run-off Services, including the conversion, acquisition and disposition cost of software and equipment acquired for the purposes of providing the Run-off Services and the cost of establishing requisite systems and data feeds and hiring necessary personnel.

     (e) RUN-OFF SERVICES COORDINATORS. (i) Platinum and each of the St. Paul Parties each agrees to assign a Run-off Services coordinator as set forth in paragraph (ii)

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below and to provide other reasonably necessary assistance to cooperate in determining the extent of Run-off Services to be provided.

          (ii) Platinum and each of the St. Paul Parties shall each designate one Run-off Services coordinator having skills and experience acceptable to the other party who will provide continuous oversight and coordination of, and communicate concerning disputes with respect to, the Run-off Services, who will be available to Platinum and the St. Paul Parties during normal business hours and who will be responsible for providing for or delegating the provision of assistance regarding the Run-off Services. The Run-off Services coordinators will cooperate on a regular basis to plan for the delivery of Run-off Services, including the timetable for the provision of such services and the incurring of related costs. Platinum and the St. Paul Parties may from time to time substitute the persons serving as Run-off Services coordinators with other persons qualified to serve in those positions.

     (f) COOPERATION. Upon the terms and subject to the conditions and other agreements set forth herein, each party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary or advisable to perform the transactions contemplated by this Agreement. In particular, the St. Paul Parties shall permit (but shall not require) Platinum to place one or more of its employees on-site at the St. Paul Parties, and shall provide such employees with the facilities reasonably necessary to administer the Run-off Contracts and the Reinsurance Contracts as contemplated in Section 1(a) and Exhibit A. The St. Paul Parties shall have the right to review the qualifications and experience of Platinum's employees prior to providing them with access to the St. Paul Parties' facilities. Such facilities shall include providing Platinum's employees with workspace reasonably requested at the site where the St. Paul Parties are servicing their reinsurance run-off operations and the Reinsurance Contracts to the extent such workspace is available to be provided to Platinum, and access to the St. Paul Parties' reinsurance and accounting systems to the extent necessary, PROVIDED, HOWEVER, that the St. Paul Parties shall not be required to provide such access to the extent such reinsurance and accounting systems relate to other than the Run-off Contracts and the Reinsurance Contracts. All such access shall be during the normal working hours of the St. Paul Parties and shall be required to be provided only in such a manner as not to unreasonably interfere with the normal operations of the St. Paul Parties. Platinum agrees that the employees who will have access to the St. Paul Parties' facilities and information are limited to using such facilities and information solely and exclusively for the purposes of providing administration of the Run-off Contracts and the Reinsurance Contracts as contemplated hereunder, and fulfilling its obligations under this Agreement. Platinum also agrees that the employees shall not attempt to gain access to any information relating to contracts other than the Run-off Contracts and the Reinsurance Contracts. Any non- public information that is not related to the Run-off Contracts and the Reinsurance Contracts shall be considered

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confidential information and proprietary and Platinum and its employees agree not to use such information for any purpose and not to disclose the information to any third parties except as required by applicable law or governmental authority.

     (g) REGULATORY MATTERS. Platinum will cooperate, and will cause each of its Post-closing Subsidiaries providing Run-off Services hereunder to cooperate, with each of St. Paul and its Post-closing Subsidiaries and any regulatory authorities to satisfy any regulatory requirements applicable to entities that provide Run-off Services to St. Paul or its Post-closing Subsidiaries.

     (h) LICENSES. St. Paul will grant to Platinum and/or its Post-closing Subsidiaries licenses to use any service marks, trademarks and other intellectual property rights necessary for Platinum and its Post-closing Subsidiaries to provide the Run-off Services in accordance with the provisions of this Agreement.

     (i) RETENTION OF AGREEMENT. This Agreement will be retained as part of the official records of Platinum and the St. Paul Parties for the term of the Agreement and five years thereafter.

2.   BILLING; TAXES.

          No later than 30 days following the last day of each calendar quarter, Platinum shall provide each of the St. Paul Parties with a report setting forth an itemized list of the Run-off Services provided to each of the St. Paul Parties during such last calendar quarter, in a form agreed to by the parties. Each of the St. Paul Parties shall promptly (and in no event later than 30 days after receipt of such report, unless that St. Paul Party is contesting the amount set forth in the report in good faith) pay to Platinum by wire transfer in immediately payable funds all amounts payable as set forth in such report. Each party will pay all taxes for which it is the primary obligor as a result of the provision of Run-off Services under this Agreement; PROVIDE, that the St. Paul Parties shall be solely responsible for, and shall reimburse Platinum in respect of any sales, gross receipts or transfer tax payable with respect to the provision of any Run-off Service under this Agreement, and any such reimbursement obligation shall be in addition to the St. Paul Parties' obligation to pay for such Service.

3.   CONFIDENTIAL INFORMATION.

          Platinum agrees to be bound to the provisions of Section 11.03 of the Formation and Separation Agreement as if it were the Company thereunder.

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4.   RELATIONSHIPS AMONG THE PARTIES, RECIPIENTS AND PROVIDERS.

          Nothing in this Agreement shall cause the relationship between Platinum on the one hand and the St. Paul Parties on the other to be deemed to constitute an agency, partnership or joint venture. The terms of this Agreement are not intended to constitute any of the parties and their Affiliates a joint employer for any purpose. Each of the parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of the other party (or any Affiliates thereof) or provide it with the ability to control such other party (or any Affiliates thereof), and each party hereto expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other (or any Affiliates thereof). Nothing in this Agreement shall oblige either party hereto to act in breach of the requirements of any law, rule or regulation applicable to it, including securities and insurance laws, written policy statements of securities commissions, insurance and other regulatory authorities, and the by-laws, rules, regulations and written policy statements of relevant securities and self-regulatory organizations.

5.   INDEMNIFICATION.

          (a) Each of the St. Paul Parties, severally but not jointly, shall indemnify and hold harmless, to the full extent permitted by law, Platinum, its Post- closing Subsidiaries and their respective officers, directors and employees ("PLATINUM INDEMNITIES") from and against any and all Losses of any of the Platinum Indemnitees arising out of or based upon any actions taken or refrained from being taken by any such Platinum Indemnitee at the direction of such St. Paul Party pursuant to this Agreement, or any breach by such St. Paul Party of any of its covenants under this Agreement.

          (b) Platinum shall indemnify and hold harmless, to the full extent permitted by law, the St. Paul Parties and their officers, directors and employees (the "ST. PAUL PARTIES' INDEMNITEES") from and against any and all Losses of any of the St. Paul Parties' Indemnitees arising out of or based upon the negligence or willful misconduct of any person providing Run-off Services, or any breach by Platinum of any of its covenants under this Agreement. Notwithstanding anything to the contrary in this Agreement, the maximum amount of indemnifiable losses which may be recovered from Platinum hereunder shall under no circumstances exceed the aggregate fees paid to Platinum by St. Paul pursuant to Section 1(d).

          (c) Except with respect to claims relating to actual fraud, the indemnification provisions set forth in this section are the sole and exclusive remedy of the parties hereto for any and all claims for indemnification under this Agreement.

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6.   FORCE MAJEURE/DELAY.

          No party will be responsible if it is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of an Event of Force Majeure (as defined below), and such party shall have no liability to the other party in connection therewith; PROVIDED, that such party shall have a duty reasonably to mitigate, or cause to be mitigated, any such failure to comply. As used in the Agreement, an "EVENT OF FORCE MAJEURE" means any of the following: fires, floods, earthquakes, elements of nature or acts of God; acts of war, terrorism, riots, civil disorders, rebellions or revolutions; strikes, lockouts or labor difficulties; power outages, equipment failures, computer viruses or malicious acts of third parties; and laws, orders, proclamations, regulations, ordinances, demands or requirements of governmental authorities.

7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

8.   DISPUTE RESOLUTION.

     (a) MANDATORY ARBITRATION. The parties hereto shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement and/or the provision of Services hereunder, including effect, validity, breach, interpretation, performance, or enforcement (collectively, a "DISPUTE") to binding arbitration in New York, New York at the offices of Judicial Arbitration and Mediation Services, Inc. ("JAMS") before an arbitrator (the "ARBITRATOR") in accordance with JAMS' Comprehensive Arbitration Rules and Procedures and the Federal Arbitration Act, 9 U.S.C. Sections 1 ET SEQ. The Arbitrator shall be a former judge selected from JAMS' pool of neutrals. The parties agree that, except as otherwise provided herein respecting temporary or preliminary injunctive relief, binding arbitration shall be the sole means of resolving any Dispute. Judgment on any award of the Arbitrators may be entered by any court of competent jurisdiction.

     (b) COSTS. The costs of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award or to obtain temporary or preliminary injunctive relief as provided in paragraph (c) below, as applicable (including, without limitation, actual attorneys' fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator's decision, unless the Arbitrator shall otherwise allocate such costs in such decision.

     (c) INJUNCTIVE RELIEF. The parties hereto may seek or obtain temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision hereof pending the hearing before and determination of the Arbitrator. The St. Paul Parties

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hereby agree that they shall continue to provide, or cause their Affiliates to provide, any and all Services pending the hearing before and determination of the Arbitrator, it being agreed and understood that the failure to so provide may cause irreparable harm to the St. Paul Parties and their Affiliates and that the putative breaching party has assumed all of the commercial risks associated with such breach or threatened breach of any provision hereof by such party.

     (d) COURTS. The parties agree that the State and Federal courts in The City of New York shall have jurisdiction for purposes of enforcement of their agreement to submit Disputes to arbitration and of any award of the Arbitrator.

9.   ASSIGNMENT.

          Neither this Agreement nor the rights or obligations hereunder shall be assignable by either party hereto, by operation of law or otherwise, without the prior written consent of the other party hereto, and any purported assignment shall be null and void. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.  ENTIRE AGREEMENT.

          This Agreement and the Formation and Separation Agreement constitute the entire agreement, and supersede all prior agreements and understandings (oral and written), by and among the parties hereto with respect to the subject matter hereof.

11.  NO THIRD PARTY RIGHTS.

          Nothing contained in this Agreement, express or implied, establishes or creates, or is intended or will be construed to establish or create, any right in or remedy of, or any duty or obligation to, any third party.

12.  NOTICES.

          All notices, requests, claims, demands, and other communications hereunder will be in writing and shall be deemed to have been duly given if delivered by hand (with receipt confirmed), or by certified mail, postage prepaid and return receipt requested, or by facsimile addressed as follows (or to such other address as a party may designate by written notice to the others) and shall be deemed given on the date on which such notice is received:

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          If to the St. Paul Parties:

                   The St. Paul Companies, Inc.
                   385 Washington Street
                   St. Paul, Minnesota 55102
                   Attn.: General Counsel
                   Facsimile: (410) 205-6967

          With a copy to:

                   Donald R. Crawshaw
                   Sullivan & Cromwell
                   125 Broad Street
                   New York, New York  10004
                   Facsimile: (212) 558-3588

          If to Platinum:

                   Platinum Underwriters Holdings, Ltd.
                   Clarendon House
                   2 Church Street
                   Hamilton HM 11
                   Bermuda
                   Attn.: Secretary
                   Facsimile: (441) 292-4720

          With a copy to:

                   Linda E. Ransom
                   Dewey Ballantine LLP
                   1301 Avenue of the Americas
                   New York, New York 10019
                   Facsimile: (212) 259-6576

13.  COUNTERPARTS.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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14.  AMENDMENT; MODIFICATION.

          The parties may by written agreement, subject to any regulatory approval as may be required, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto (b) waive any inaccuracies in the documents delivered pursuant to this Agreement, and (c) waive compliance with or modify, amend or supplement any of the agreements contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto. This Agreement may not be amended or modified except by an instrument in writing duly signed on behalf of the parties hereto.

15.  WAIVER.

          No failure by any party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing.

16.  SEVERABILITY.

          To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect.

17.  SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS.

          Each of the parties recognizes and acknowledges that neither the St. Paul Parties nor Platinum would contemplate the provision of Run-off Services hereunder unless this Agreement was executed and that a breach by a party of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

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18.  HEADINGS.

          Headings contained in this Agreement are for reference purposes only. They shall not affect in any way the meaning or interpretation of this Agreement.

19.  DEFINITIONS; FORMATION AND SEPARATION AGREEMENT.

          Capitalized terms used but not defined in this Agreement have the meanings specified in the Formation and Separation Agreement.

20.  EFFECTIVENESS.

          This Agreement shall become effective contingent upon the consummation of the Public Offering, without any further action by either of the parties hereto.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                            ST. PAUL FIRE AND MARINE INSURANCE
                                            COMPANY

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                            MOUNTAIN RIDGE INSURANCE COMPANY

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                            PLATINUM UNDERWRITERS
                                            REINSURANCE, INC.

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                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

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                                                      Run-off Services Agreement
                                                                       Exhibit A

          The St. Paul Parties may call upon the individuals listed below, or individuals holding the positions listed below, as The St. Paul Parties may reasonably request and as may be reasonably necessary to oversee the administration of the Run-off Contracts by The St. Paul Parties, but such individuals shall not be required to devote more than the amount of time indicated below to such duties:

          INDIVIDUAL/POSITION                         HOURS/MONTH

          [ST. PAUL AND PLATINUM BUSINESS PEOPLE TO FILL IN]